The World Internet Security Company

WISeKey

STOCK OPTION PLAN

Assumed by WISeKey

International Holding Ltd from

WISeKey SA (version as in effect

since 1 January 2012) with effect

as of 24 March 2016, amended on

13 September 2021 and amended

on 24 November 2021.

INTRODUCTION

WISeKey International Holding Ltd is a corporation (société anonyme / Aktiengesellschaft) with its seat in Zug (Zug), Switzerland, and the holding company of the WISeKey group of companies.

THE PLAN

A.       GENERAL TERMS AND DEFINITIONS

Article 1
PURPOSE

1.1	The purpose of the Plan is to provide Employees, Directors and Consultants with an opportunity to obtain Options on Shares, thus providing an increased incentive for these Employees, Directors and Consultants to contribute to the future success and long-term business value of the Group, enhancing the value of the Shares and increasing the ability of the Company and its Subsidiaries to attract and retain individuals of exceptional skills.

1.2	The Plan governs the conditions and modalities of the grant and exercise of such Options.

Article 2

DEFINITIONS - INTERPRETATION

2.1	In the Plan, the following terms shall have the meanings set forth below:

"Articles of Association"	shall mean the articles of association of the Company.

"Board of Directors"	shall mean the board of directors of the Company.

"Change of Control"	shall mean the acquisition by any person or entity, alone or jointly, of more than 50% of the voting rights of the Company.

"Company"	shall mean WISeKey International Holding Ltd.

"Compensation Committee"	shall mean the compensation committee elected by the Company's general meeting of shareholders

"Consultant"	A person providing advisory, consulting or other services to the Company or one of its Subsidiaries. without being an Employee or a Director.

"Director"	shall mean a member of the Board of Directors or of the board of directors (or equivalent corporate body) of a Subsidiary.

"Employee"	shall mean an executive or senior officer or employee of the Company or of a Subsidiary.

"Exercise Period"	shall mean the period during which Options can be exercised, such period starting on the Vesting Date and ending on the Option Term.

"Grant Date"	shall mean the date on which Options are granted.

"Group"	shall mean the Company and its Subsidiaries.

"Option"	shall mean a right to acquire Shares pursuant to the Plan, in accordance with any Option Agreement and/or as the Board of Directors shall otherwise determine.

"Option Agreement"	shall mean the agreement specifying the terms and conditions at which Options are granted by the Company to a Participant in substantially the form attached as Schedule 1 or in such form as the Board of Directors shall from time to time determine.

"Option Exercise Notice"	shall mean the notice that needs to be given by a Participant when Options are exercised in substantially the form attached as Schedule 2 or any other form determined by the Board of Directors.

"Option Term"	shall mean the term of an Option.

"Options Grant"	shall mean the number of Options granted to a Participant pursuant to an Option Agreement.

"Participant"	shall mean an Employee, a Director or a Consultant to whom Options are granted under the Plan.

"Plan"	shall mean this stock option plan in its present form or as amended from time to time.

"Shareholders"	shall mean the holders of any Shares of the Company.

"Shares"	shall mean ordinary registered shares of the Company of a nominal value of CHF 0.05 each (Class B Shares) or, as the case may be, ordinary registered shares of the Company of a nominal value of CHF 0.01 each (Class A Shares).

"Stock Option Plan

Administrator"	shall mean the person or entity appointed by the Board of Directors responsible for giving, receiving and executing notices under the Plan, including, but not limited to, Option Exercise Notices.

"Strike Price"	shall mean the price at which Shares may be purchased by exercising Options.

"Subsidiary"	shall mean a subsidiary of the Company.

"U.S. Securities Act"	shall have the meaning set out in Article 19.

"Vested Option"	shall mean an Option that has vested in accordance with the rules set forth under the Plan.

"Vesting Date"	shall mean the date upon which an Option vests in accordance with the rules set forth under the Plan.

2.2	References to any statutory provision are to that provision as amended or re-enacted from time to time and, unless the context otherwise requires, words and expressions denoting the singular shall include the plural (and vice versa) and words and expressions denoting the masculine shall include the feminine (and vice versa).

2.3	The Plan is valid for the Participants in its entirety only. No statement made in any part of the Plan shall be construed without reference to the Plan as a whole.

Article 3

SHARES SUBJECT TO THE PLAN

Shares shall be made available from the Company's existing conditional share capital, any future conditional share capital as approved by the Shareholders or from shares held in treasury by the Company or any of its subsidiaries.

B. ADMINISTRATION

Article 4

BOARD OF DIRECTORS

4.1	Unless otherwise provided in the Plan, the Board of Directors administers the Plan and has full power to construe and interpret the Plan, establish and amend rules and regulations for the administration of the Plan, and perform all other actions relating to the Plan, including the delegation of administrative responsibilities. The Board of Directors may in particular delegate the administration of the Plan to the Compensation Committee or any other duly authorized committee of the Board of Directors, in which case references to the Board of Directors in the Plan shall be construed as referring to the Compensation Committee or to the relevant committee of the Board of Directors respectively. The Board of Directors may also appoint a Stock Option Plan Administrator who shall be responsible for giving, receiving and executing the notices set forth in the Plan.

4.2	All resolutions taken by the Board of Directors pursuant to the provisions of the Plan and related orders or resolutions of the Board of Directors shall be final, conclusive and binding on all persons, including the Company, the Shareholders, the Participants, the Directors, the Employees and the Consultants.

4.3	A member of the Board of Directors shall not vote on any decision regarding any Options granted or to be granted to him or her.

4.4	The costs of introducing and administrating the Plan shall be borne by the Company.

C.       GRANT OF OPTIONS

Article 5

ELIGIBILITY AND CONDITIONS OF PARTICIPATION

5.1	Employees, Directors and Consultants are eligible to be granted Options under the Plan.

5.2	The Board of Directors shall, at its absolute discretion, select from Employees, Directors and Consultants those eligible to be granted Options, and determine the Options Grant, the class of Shares into which the Options are exercisable (i.e., Class A Shares or Class B Shares), the Strike Price, the Grant Date and any other conditions and/or constraints related to the Options.

5.3	Options shall be granted to the Participants free of charge; all individual taxes, such as income taxes, and the Participants part, if any, of any social security contributions, shall be borne by the Participant.

5.4	Neither the establishment of the Plan, nor the granting of Options nor any action of the Company or of the Board of Directors shall be held or construed to confer upon any Employee, Director or Consultant any legal right to further receive Options. Participation to the Plan in any given year gives no right to participate in any subsequent year.

Article 6
PROCEDURE

6.1	The Board of Directors may adopt any procedures as it thinks fit for the granting of Options.

6.2	The Board of Directors may, among others: (i) require a Participant to make such declarations or take such other action as may be required for the purpose of any securities, exchange control, taxation or other laws, regulations (including stock exchange regulations) or practice that may be applicable to the Company, any of its Subsidiaries and/or the Participant at any time under the Plan; (ii) determine that any Option under the Plan shall be subject to additional and/or modified terms and conditions with respect to the granting and terms of exercise as may be necessary to comply with or take account of any securities, exchange control, taxation or other laws, regulations (including stock exchange regulations) or practice that may have application to the relevant Participant; or (iii) adopt any supplemental rules or procedures governing the grant or exercise of Options as may be required for the purpose of any securities, exchange control, taxation or other laws or regulations (including stock exchange regulations) that may be applicable to the Company or a Participant.

Article 7

OPTION AGREEMENT

7.1	The granting of Options under the Plan and the terms thereof shall be subject to the execution of an Option Agreement.

7.2	Each Option shall entitle the Participant to purchase one Share (Class A Share or Class B Share, as applicable) at the Strike Price subject to the conditions specified in the Option Agreement and this Plan.

7.3	The Option Agreement shall include details of the Options Grant, the class of Shares into which the Options are exercisable (i.e., Class A Shares or Class B Shares) the Strike Price, the Grant Date and any other conditions.

Article 8

VESTING PERIOD

8.1	Subject in particular to the limitations which may be determined from time to time by the Board of Directors, an Options Grant shall vest gradually on a straight line basis over a period of three years from the Grant Date until exhaustion of such Options Grant, provided however that the Participant may not exercise any Options of such Options Grant during the first year starting from the Grant Date where the Grant Date falls within the first year of employment or contractual relationship of the Participant with the Company or any of its Subsidiaries.

8.2	As an exception to the normal vesting set out in Article 8.1, the Board of Directors may set a shorter vesting period for any relevant Participant.

8.3	Notwithstanding the above, in the event of a Change of Control, all Options held by the Participants shall vest immediately.

Article 9

EXERCISE PERIOD

9.1	Without prejudice to Article 8.3, Vested Options may be exercised at any time within the Exercise Period subject to limitations of applicable securities laws and regulations and subject to the limitations which may be determined by the Board of Directors from time to time.

9.2	Subject to Article 12, the Option Term shall be the seventh anniversary of the Grant Date of such Option.

9.3	After the Option Term, all unexercised Options shall expire without value.

Article 10

EXERCISE OF OPTIONS

10.1	During the Exercise Period and subject to the provisions of the Plan, notably Article 12, and of any Option Agreement, the Participant may exercise Vested Options in whole or in part, and at one or more times.

10.2	The exercising Participant shall receive within five business days after receipt by the Company or the person acting on its behalf of an Option Exercise Notice, the number of Shares for which Options are exercised.

10.3	The Company shall not deliver any Shares until full payment of the Strike Price by the Participant.

D.           LIMITATIONS ON TRANSFER

Article 11

TRANSFERABILITY OF OPTIONS AND SHARES

11.1	Except in accordance with applicable inheritance or matrimonial property law, the Options may not be sold, encumbered, assigned or otherwise transferred.

11.2	Any purported sale, assignment or transfer of Options in violation of this Article 11 shall be null and void.

11.3	Shares purchased upon exercise of Options may be subject to sales restrictions according to applicable securities laws and regulations and according to the limitations which may be determined by the Board of Directors from time to time.

E.            FORFEITURE OF RIGHTS

Article 12

TERMINATION OF CONTRACTUAL RELATIONSHIP/BREACHES

12.1 Unless otherwise agreed upon by the Board of Directors and the Participant:

-	Upon termination of the employment or contractual relationship between the Company or any of the Subsidiaries and the Participant by the Company or any of its Subsidiaries for cause (e.g., in the case of employment, according to Article 337 of the Swiss Code of Obligations or similar grounds) or upon termination by the Participant at an improper time or without good reason; or

-	Upon breach by the Participant of any material obligations set out in any agreement dealing with the Participant's contractual relationship with the Company or any of its Subsidiaries, as entered into or amended from time to time, and/or any provisions of applicable laws and regulations as a consequence of which the Company may not be expected in good faith to continue the existing contractual relationship with the Participant, all Options (including, for the avoidance of doubt, Vested Options) held by the Participant shall be immediately forfeited without value.

12.2	Upon termination of the employment or contractual relationship between the Company or any of its Subsidiaries and the Participant as a result of a Participant's disability, all Options that are not Vested Options held by such Participant shall be immediately forfeited without value, while Vested Options may be exercised by the Participant pursuant to the Plan during a period of six months after the end of the employment or contractual relationship, after which they shall be forfeited without value. For the purpose of this provision, "disability" means the inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which constitutes a permanent and total disability; the determination whether a Participant has suffered a disability shall be made by the Board of Directors or Compensation Committee, as the case may be, based upon such evidence as it deems necessary and appropriate.

12.3	Upon the death of a Participant, all Options that are not Vested Options held by such Participant shall be immediately forfeited without value, while Vested Options may be exercised by the Participant's estate, or by the person(s) who acquired the right to exercise the Option(s) by bequest or inheritance or otherwise by applicable inheritance laws, pursuant to the Plan during the Exercise Period until the end of the Option Term.

12.4	Upon termination of the employment or contractual relationship between the Company or any of its Subsidiaries and the Participant by the Company or any of its Subsidiaries or by a Participant for any reason other than as aforesaid, all Options that are not Vested Options held by the Participant shall be immediately forfeited without value, while Vested Options may be exercised by the Participant pursuant to the Plan during a period of thirty days after the end of the employment or contractual relationship, after which they shall be forfeited without value.

Article 13

TRANSFER / LEAVE OF ABSENCE

13.1	A transfer of an Employee between the Company and a Subsidiary or a leave of absence, duly authorized in writing by the Company, for military service, sickness, pregnancy, confinement or for any other purpose approved by the Board of Directors, provided that the Employee’s right to reemployment is guaranteed either by a statute or by contract, shall not be deemed a termination of employment.

13.2	If employment is terminated prior to the reemployment of the Employee, the provisions of Article 12 shall be applicable.

F.       GENERAL PROVISIONS

Article 14

NO (CONTINUED) EMPLOYMENT OR CONTRACTUAL RELATIONSHIP

14.1	Neither the establishment of the Plan, nor the granting of Options, nor any action of the Company, the Board of Directors, the Stock Option Plan Administrator or a Subsidiary shall be held or construed to confer upon any Participant any legal right to continue to be employed by the Company or any of its Subsidiaries or to remain in a contractual relationship with said, each of which expressly reserves the right to discharge any Employee, Director or Consultant whenever the interest of any such company in its sole discretion may so require without liability to such company or to the Board of Directors, except as to any rights which may be expressly conferred upon such Participant under the Plan.

14.2	The mere fact of participating in the Plan shall in no circumstances whatsoever be construed as an employment agreement, or any similar agreement, between the Participant and the Company.

Article 15

ADJUSTMENT DUE TO CORPORATE EVENTS

The number of Options, the Strike Price or any of them shall be subject to adjustment by the Company to reflect any split or combination of the Shares, and such readjustment shall be final and binding.

Article 16

AMENDMENT AND TERMINATION

16.1	The Board of Directors may amend, suspend or discontinue the Plan at any time.

16.2	The Options granted under the Plan shall be subject to such further rules and regulations as the Company may adopt with respect to its equity incentive plans from time to time, and each Participant agrees to enter into such further documents, as the Company may require. The Company may also require the Participant to enter into such further documents with respect to the holding and transfer of any Shares subject to the Options described herein as may be necessary or appropriate at the sole discretion of the Company to ensure compliance with applicable laws and regulations with respect to such holding and transfer.

16.3	Amendment, suspension or discontinuity of the Plan shall be communicated by the Board of Directors to all Participants.

Article 17

INDEMNIFICATION

In addition to other rights of indemnification available to them, the members of the Board of Directors shall, to the greatest extent permissible under applicable law, be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any Options granted under the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon the finding of intentional or grossly negligent misconduct, provided that upon the institution of any such action, suit or proceeding, members of the Board of Directors shall, in writing, give the Company notice thereof and an opportunity, at its own expense, to handle and defend the same before such member of the Board of Directors undertakes to handle and defend it on such member’s own behalf.

Article 18

TAXES INDEMNIFICATION

18.1	The Participant shall indemnify the Company against any tax, including employment and social security taxes, arising in respect of the granting or the exercise of Options which is a liability of the Participant but for which the Company is required to account under the laws of any relevant territory.

18.2	The Company may recover the tax from the Participant in such manner as the Board of Directors thinks fit including, but not limited to: (i) withholding portion of the Options and selling the same; (ii) deducting the necessary amount from the Participant's remuneration; or (iii) requiring the Participant to account directly to the Company for such tax.

Article 19

U.S. SECURITIES LAW PROVISIONS

The Shares to be received upon exercise of the Options have not been, and will not be, registered under the U.S. Securities Act of 1993 (the "U.S. Securities Act") or the laws of any state of the United States and may not be offered or sold within the United States. Accordingly, Options are being granted to Participants resident in the United States only pursuant to exemptions from registration under the U.S. Securities Act. As a result, certain Participants resident in the United States may be required to make representations to the Company at the time of grant and at the time of exercise of their Options to ensure compliance with the U.S. Securities Act. In addition, the Shares to be received upon exercise of the Options may constitute “restricted securities” under the U.S. Securities Act and may not be pledged, reoffered or resold in the United States or to, or for the account or benefit of U.S. persons except in transactions exempts from, or not subject to, the registration requirements of the U.S. Securities Act. Neither the US Securities and Exchange Commission nor any state securities commission in the United States has approved or disapproved this Plan or determined if this Plan is truthful or complete.

Article 20

APPLICABLE LAW AND ARBITRATION

20.1	The Plan and any related document shall be governed by and construed in accordance with the substantive laws of Switzerland.

20.2	Any dispute, controversy or claim arising out of or in relation with the Plan including the validity, invalidity, breach or termination thereof, shall be finally decided by three arbitrators in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the notice of arbitration is submitted in accordance with said rules. The seat of the arbitration shall be Geneva, Switzerland. The language of arbitration shall be English.

20.3	The acceptance of any Option or any related right implies the consent to the choice of law and jurisdiction set in this Article 20.

20.4	By executing an Option Agreement, the Participant expressly acknowledges and accepts the terms and conditions of the Plan and all its related documents, as well as the powers of the Board of Directors to complete, interpret and implement it through further documents which it may from time to time determine necessary or relevant.

Article 21

EFFECTIVE DATE

This Plan has first become effective on January 1, 2012 and has last been amended on November 24, 2021.

IN WITNESS THEREOF, the parties have read and agreed on the Employee Stock Option Plan in duplicate as of the time and place first above written.

______________________________	______________________________
WISeKey International Holding Ltd	Participant

Date: __________________	Date: __________________

SCHEDULE 1

FORM OF OPTION AGREEMENT

WISEKEY INTERNATIONAL HOLDING LTD STOCK OPTION PLAN

This OPTION AGREEMENT is made on [date], by and between WISeKey International Holding Ltd, a Swiss corporation, with its seat in Zug (Zug), Switzerland (the "Company") and [name] (the "Participant").

In consideration of the mutual covenants and agreements herein contained and pursuant to the Company’s Stock Option Plan dated January 1, 2012, as amended, (the "Plan"), the Company and the Participant agree as follows:

The Company grants to the Participant the following number of Options according to the terms and conditions contained in the Plan and in this Option Agreement:

Number of Options:	[number]

Class of Shares into
which Options are
Exercisable:	[Class A Shares][Class B Shares]

Strike Price:	[strike price]

Grant Date:	[grant date]

Vesting Date:	In accordance with Article [8] of the Plan and the table below

Exercise Period:	From the Vesting Start Date until the Option Term as detailed below:

No. of Options	Vesting Date / Exercise Start Date	Option Term

The signature of this Option Agreement by the Participant implies his or her express and complete acceptance of the terms set forth in the Plan, in this Option Agreement or in any other document related hereto, including any tax ruling obtained by the Company in connection with the Plan. Furthermore the Participant hereby accepts the powers of the Board of Directors to administer the Plan at its absolute discretion, to complete, interpret and implement the documents herein referred through further documentation to the extent necessary or relevant and to decide on all issues in absolute discretion. The Participant agrees to be bound by the decisions of the Board of Directors.

All notices to the Company shall be delivered to WISeKey International Holding Ltd, General-Guisan-Strasse 6, 6300 Zug, Switzerland, attn Stock Option Plan Administrator, and all notices to the Participant may be given to the Participant personally or may be mailed to the Participant c/o WISeKey International Holding Ltd or at such other address as the Participant may designate by written notice to the Company.

This Option Agreement and any related document shall be governed by the substantive laws of Switzerland.

Any dispute, controversy or claim arising out of or in relation with the Plan including the validity, invalidity, breach or termination thereof, shall be finally decided by three arbitrators in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the notice of arbitration is submitted in accordance with said rules. The seat of the arbitration shall be Geneva, Switzerland. The language of arbitration shall be English.

IN WITNESS THEREOF, the parties have executed this Option Agreement in duplicate as of the time and place first above written.

_________________________________	_________________________________
WISeKey International Holding SA	Participant

_________________________________	_________________________________
Date	Date

SCHEDULE II

FORM OF OPTION EXERCISE NOTICE

WISEKEY INTERNATIONAL HOLDING LTD STOCK OPTION PLAN

__________________________

[date of notice]

Stock Option Plan Administrator
WISeKey International Holding Ltd

FAO: Peter Ward, CFO

exercise_notice@wisekey.com

Reference: [Name of Participant]: Stock Option Plan.

Capitalized terms shall have the meaning set forth in the WISeKey International Ltd Stock Option Plan dated as of January 1, 2012, as amended.

I hereby refer to the conditional share capital of the Company pursuant to article 4b para. 1(b) of the Articles of Association of the Company and hereby exercise my Option(s) according to and under the terms and conditions of the WISeKey International Ltd Stock Option Plan dated January 1, 2012, as amended, (the "Plan") and the Option Agreement dated [date], as follows:

Grant Date of the Options:	___________________;
Strike Price:	___________________;
Number of Options exercised:	___________________.

Such Options represent my right to purchase and receive from the Company and the obligation of the Company to issue to me a number of _________________ registered shares, [par value CHF 0.05 each ("Class B Shares")][par value CHF 0.01 each ("Class A Shares")] at the above mentioned issue price.

I declare that the issue price of CHF ________________ per [Class B Share][Class A Share] (i.e., a total issue price of CHF ________________ for the [Class B Shares][Class A Shares] to be issued to me) will be paid by me to the following bank account of the Company: ZKB, IBAN CH50 0070 0110 0060 2632 1.

The newly issued Shares shall be delivered to:

Name of account holder:	________________________________________
Receiving Bank name:	________________________________________
Account number:	________________________________________
Name of contact at the receiving bank:	________________________________________
Email of contact at the receiving bank	________________________________________
Telephone of contact at the receiving bank	________________________________________

___________________________

[Participant Name]